                                  EXHIBIT 10-16

                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated December 31, 2001 and effective as of November 1, 2001 (the "EFFECTIVE DATE"), between ROBERT V. CUDDIHY, JR. ("EXECUTIVE") and NATIONAL AUTO CREDIT, INC., a Delaware corporation ("Employer").

         In consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       EMPLOYMENT OF EXECUTIVE

         Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.       EMPLOYMENT PERIOD; EMPLOYMENT YEAR

         2.1 Employment Period. Subject to earlier termination as provided in
Section 5, the term of Executive's employment under this Agreement shall commence as of the date hereof and shall continue through October 31, 2004 (the "INITIAL EMPLOYMENT PERIOD"). Unless either party gives notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Employment Period or any extension thereof, the term of this Agreement shall be extended for an additional one (1) year period beyond the end of the Initial Employment Period, or the end of any extension thereof, as the case may be (the Initial Employment Period and any extension thereof is hereafter referred to as the "EMPLOYMENT PERIOD").

         2.2 Employment Year. Each 12-month period ending on October 31 shall be hereinafter considered an "EMPLOYMENT YEAR."

3.       DUTIES AND RESPONSIBILITIES; PLACE OF PERFORMANCE

         3.1 Duties and Responsibilities. During the Employment Period, Executive shall have the titles of Chief Financial Officer ("CFO"), Treasurer and Chief Accounting Officer ("CAO") of the Employer. Executive shall devote substantially all of his business time to the Employer. Executive shall perform such duties as are customarily required of a CFO, as well as those normally required of a Treasurer and CAO, in the areas of, but not limited to, finance, securities regulation and compliance (including, but not limited to, preparation and filing of periodic securities reports required by the U.S. Securities and Exchange Commission, state "blue sky" regulations, or the rules of national securities exchanges), budgets and operations, and treasury functions, together with such other matters as he may be reasonably assigned from time to time by Employer's Chief Executive Officer or the Employer's Board of Directors (the "BOARD").

         3.2 Place of Performance. In connection with his employment during the Employment Period, the Executive shall be based at the Employer's principal offices located in New York, New York.

4.       COMPENSATION AND RELATED MATTERS

         4.1 Base Salary. Employer shall pay to Executive a base salary at the rate of $240,000 per annum, subject to increase at the discretion of the Board (the initial base salary, including any Board approved increase thereof, the "BASE SALARY"), payable in advance in monthly increments.

         4.2 Annual Bonus. Executive shall receive a cash bonus of at least $25,000 during each Employment Year (the "MINIMUM BONUS"). Executive's bonus in any Employment Year may be increased above the Minimum Bonus if, in the opinion of the Board, such increase is appropriate to reward Executive's performance for such year (the Minimum Bonus, together with any increase, being hereinafter referred to as the "BONUS").

         4.3 Automobile Allowance. Employer shall provide Executive with a monthly allowance during the Employment Period of $700.00 to cover the costs of a leased automobile, including maintenance, fuel, and insurance.

         4.4 Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter generally provided by Employer to Employer's senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of Employer. To the degree that Employer's medical insurance does not fully cover the cost of an annual physical examination for Executive, Employer shall reimburse Executive for such expense promptly after such expense is incurred, not to exceed $1,250.00 annually. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.

         4.5 Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

         4.6 Vacations. Executive shall be entitled to twenty (20) days paid vacation for each Employment Year during the Employment Period, in accordance with Employer's vacation policy as in effect from time to time, provided, however, that Executive shall not be entitled to carry forward into the following Employment Year more than ten (10) days paid vacation. Executive shall also be entitled to be paid holidays and personal days in accordance with Employer's practice with respect to same as in effect from time to time.

5.       TERMINATION OF EMPLOYMENT PERIOD

         5.1 Termination Without Cause; Voluntary Termination by Executive. Employer may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without Cause (as defined below). Executive may, by notice to Employer at any time during the Employment Period, voluntarily resign from the Employer and terminate the Employment Period. A termination under this section shall be effective immediately, unless otherwise specified in the notice.

         5.2 By Employer for Cause. Employer may, at any time during the Employment Period, by notice to Executive, terminate the Employment Period for "Cause" (as defined below) effective immediately, except as otherwise provided below. The notice shall set forth in reasonable detail the basis for such termination. In the event that it is possible for the Executive to cure or correct the circumstances set forth in the notice, the termination shall not be effective until the date that is thirty (30) days following the date on which such notice is given and the circumstances set forth in the notice shall not constitute "Cause" if within 30 days of such notice, Executive cures or corrects such circumstances. Employer shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's:

         (a) fraud, embezzlement, or any other illegal act committed intentionally by the Executive in connection with the Executive's duties as an executive of the Employer or any subsidiary or affiliate of the Employer which causes or may reasonably be expected to cause substantial economic injury to the Employer or any subsidiary or affiliate of the Employer,

         (b) conviction of any felony which causes or may reasonably be expected to cause substantial economic injury to the Employer or any subsidiary or affiliate of the Employer, or

         (c) willful or grossly negligent commission of any other act or failure to act which causes or may reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the reputation of the Employer or any subsidiary or affiliate of the Employer, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below. An act or failure to act on the part of Executive shall be considered "willful" if done, or omitted to be done, by Executive in bad faith or without a reasonable belief that the act or omission was in the best interest of Employer.

         5.3 By Executive for Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement for "Good Reason" (as defined below), effective immediately. For the purposes hereof, "Good Reason" means any of the following without Executive's consent: (A) subject to Section 3 above, a material and adverse change in the nature and scope of Executive's authority and duties from those exercised or performed by Executive immediately after the Effective Date or relocation of the Employer's principal offices outside of New York, New York;
(B) a material breach of this Agreement by Employer (including, but not limited to, failure to pay any amount due to Executive when due or a diminution of Executive's duties and responsibilities); provided, however, that the circumstances set forth in this Section 5.3(A) and (B) will not be Good Reason if within 30 days of notice by the Executive to the Employer, Employer cures such circumstances.

         5.4 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 120 days, or (ii) periods aggregating at least 180 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician. The parties shall attempt to agree on such a physician. In the event that the parties are unable to so agree, such physician shall be selected by an arbitrator provided by the American Arbitration Association in New York, New York. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

         5.5 Death. The Employment Period shall end on the date of Executive's death.

6.       TERMINATION COMPENSATION

         6.1 Termination by Employer for Cause. If the Employment Period is terminated by Employer for Cause, Employer will continue to pay Executive's salary for a period of six (6) months following termination. Employer shall also continue to provide Executive, for a period of six (6) months, with the employee benefit set forth in Section 4.3 and continuing coverage under any medical, dental, short-term and long-term disability and life insurance plans of Employer which Executive was participating in or receiving at the effective date of termination. If such benefits cannot be provided under the Employer's programs, such benefits will be provided on a tax effective basis on an individual basis to the Executive.

         6.2 Termination by Employer without Cause or for Good Reason by Executive. If the Employment Period is terminated by Employer without Cause or by Executive for Good Reason, Employer will continue to pay Executive's salary for a period of twelve (12) months following termination. Employer shall also continue to provide Executive, for a period of twelve (12) months, with the employee benefit set forth in Section 4.3 and continuing coverage under any medical, dental, short-term and long-term disability and life insurance plans of Employer which Executive was participating in or receiving at the effective date of termination. If such benefits cannot be provided under Employer's programs, such benefits will be provided on a tax effective basis on an individual basis to Executive.

         6.3 Termination by Reason of Death. If the Employment Period is terminated by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive's estate, within thirty (30) days of the effective date of termination, Executive's accrued and unpaid Base Salary through the date of termination plus Executive's Base Salary for an additional sixty (60) days. In addition, Employer shall provide to Executive's dependants, at Employer's expense, a minimum of twelve (12) months continuing coverage under any medical, dental, short-term and long-term disability and life insurance plans of the Employer in which such dependants had been enrolled through Executive at the time of Executive's death, to the extent permitted under the plan.

         6.4 Termination by Reason of Disability. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.4, Employer shall pay to Executive, within thirty (30) days of the effective date of termination, Executive's accrued and unpaid Base Salary through the date of termination. Employer shall have no obligation to continue any other benefits provided for in
Section 4 past the date of termination except that Employer shall provide to Executive's dependants, at Employer's expense, a minimum of twelve (12) months continuing coverage under any medical, dental, short-term and long-term disability and life insurance plans of the Employer in which such dependants had been enrolled through Executive at the time of Executive's disability, to the extent permitted under the plan.

         6.5 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6, be entitled to any compensation following termination of the Employment Period.

         6.6 Mitigation of Damages. In the event of any termination of the Executive's employment by the Employer, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the company to the Executive under this Agreement. The Employer's obligations hereunder and the Executive's rights to payment shall not be subject to any right of set-off, counterclaim or other deduction by the Employer not in the nature of customary withholding, other than in any judicial proceeding or arbitration.

7.       PROFESSIONAL LIABILITY INSURANCE; INDEMNIFICATION

         7.1 Insurance. The Employer will provide coverage for Executive under the Employer's director and officer professional liability insurance policy.

         7.2 Indemnification. Employer shall indemnify the Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this section, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Employer or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Employer.

         7.3 Notification and Defense of Claim. Promptly after receipt by the Executive of notice of the commencement of any Proceeding, the Executive will, if a claim in respect thereof is to be made against the Employer under this Agreement, notify the Employer in writing of the commencement thereof; but the omission to so notify the Employer will not relieve the Employer from any liability that it may have to the Executive otherwise than under this Agreement. Notwithstanding any other provision of this Agreement, with respect to any such Proceeding as to which the Executive gives notice to the Employer of the commencement thereof:

         (a) The Employer will be entitled to participate therein at its own expense; and

         (b) Except as otherwise provided in this Section 7.3(b) to the extent that it may wish, the Employer, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel satisfactory to the Executive. After notice from the Employer to the Executive of its election to so assume the defense thereof, the Employer shall not be liable to the Executive under this Agreement for any legal or other expenses subsequently incurred by the Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ the Executive's own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Employer of its assumption of the defense thereof shall be at the expense of the Executive unless (1) the employment of counsel by the Executive has been authorized by the Employer, (2) the Executive shall have reasonably concluded that there may be a conflict of interest between the Employer and the Executive in the conduct of the defense of such Proceeding (which conclusion shall be deemed reasonable if, without limitation, such action shall seek any remedy other than money damages and the Executive would be personally affected by such remedy or the carrying out thereof), or (3) the Employer shall not in fact have employed counsel to assume the defense of the Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the Employer. The Employer shall not be entitled to assume the defense of any Proceeding brought against the Executive by or on behalf of the Employer or as to which the Executive shall have reached the conclusion provided for in clause (2) above.

8.       CONFIDENTIALITY

         Unless otherwise required by law or judicial process, Executive shall retain in confidence during the Employment Period and after termination of Executive's employment with Employer pursuant to this Agreement all confidential information known to the Executive concerning Employer and its businesses. The obligations of Executive pursuant to this Section 8 shall survive the expiration or termination of this Agreement.

9.       NONSOLICITATION.

         During the twelve (12) month period following the termination of Executive's employment with Employer, Executive shall not, directly or indirectly, solicit to enter into the employ of any other Entity, or hire, any of the employees of the Employer (or individuals who were employees of the Employer within six (6) months of termination of the Non-Compete Period). During the Non-Compete Period, Executive shall not, directly or indirectly, solicit, hire or take away or attempt to solicit, hire or take away (i) any customer or client of the Employer or (ii) any former customer or client (that is, any customer or client who ceased to do business with the Employer during the one
(1) year immediately preceding such date) of the Employer or encourage any customer or client of the Employer to terminate its relationship with the Employer without the Employer's prior written consent. The obligations of Executive pursuant to this Section 9 shall survive the expiration or termination of this Agreement.

10.      FOREIGN CORRUPT PRACTICES ACT

         The Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 ("FCPA"), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders or public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or others hereunder. When any representative, employee, agent, or other individual or organization associated with the Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between the Executive and any such person. Failure by the Executive to comply in all material respects with the provisions of the FCPA (other than an inadvertent violation on the basis of advice from counsel to the Employer that the conduct in question is not a violation) shall constitute a material breach of this Agreement and shall entitle the Employer to terminate the Executive's employment for Cause.

11.      SUCCESSORS; BINDING AGREEMENT

         This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

12.      SURVIVORSHIP

         The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

13.      MISCELLANEOUS

         13.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

         13.2 Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

         13.3 Inventions; Work for Hire. Executive hereby agrees to assign and does hereby assign all of Executive's right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, works of authorship, innovations and improvements (collectively "Inventions") conceived or made by Executive, whether alone or in concert with others whether patentable or subject to potential copyrights or not, except those that the Executive developed or develops entirely on Executive's own time without using the equipment, supplies, facilities, or confidential or proprietary information of the Employer and provided that such Inventions are unrelated to the business of the Employer. Executive agrees to promptly inform and disclose all Inventions to the Employer in writing and with respect to those Inventions that Executive is required to assign to the Employer hereunder to provide all assistance reasonably requested by the Employer in the preservation of its interests in the Inventions (such as by executing documents, testifying, etc.), such assistance to be provided at the Employer's expense but without additional compensation to the Executive. Executive agrees that any work prepared by the Executive during the Employment Period which work is subject to assignment under this paragraph and which is eligible for United States copyright protection or protection under the Universal Copyright Convention the Berne Copyright Convention and/or the Buenos Aires Copyright Convention, shall be a "work made for hire". In the event that any such work is deemed not to be a "work made for hire". Executive hereby assigns all right, title and interest in and to the copyright in such work to the Employer, and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of the Employer's copyright in such work, such assistance to be provided at the Employer's expense but without any additional compensation to Executive.

         13.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.

         13.5 Dispute Resolution and Arbitration. In the event that any dispute arises between the Employer and the Executive regarding or relating to this Agreement and/or any aspect of the Executive's employment relationship with the Employer, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association, before a single arbitrator in New York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief; provided that, upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts located in the City of New York, County of New York and State of New York for purposes of seeking such injunctive or equitable relief as set forth above. Each side shall bear its own costs; however any fees assessed by the American Arbitration Association shall be allocated by the arbitrator in his/her sole discretion.

         13.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

         13.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         13.8 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

         13.9 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                EMPLOYER:                   NATIONAL AUTO CREDIT, INC.



                                            By:_________________________________
                                                   James J. McNamara
                                            Title: Chief Executive Officer



                EXECUTIVE:

                                            ____________________________________
                                            Robert V. Cuddihy, Jr.